IART-2026.03.31-EX-4.4

Description of the Company’s Common Stock Registered
Under Section 12 of the Securities Exchange Act of 1934
The following is a description of the common stock of Integra LifeSciences Holdings Corporation (the “Company” or “we,” “us” and “our”) registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “certificate of incorporation”) and the Company’s Third Amended and Restated By-Laws (the “bylaws”),each of which are filed as exhibits to the Company’s most-recent Annual Report on Form 10-K, and to the provisions of the Delaware General Corporation Law (“DGCL”).
General Matters
Authorized Shares
The Company’s authorized capital stock consists of 255,000,000 shares of stock, of which 240,000,000 shares are designated as common stock, par value $0.01 per share, and 15,000,000 shares are designated as preferred stock, no par value.

Fully Paid

Outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Dividends

We have not paid any cash dividends on our common stock since our formation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors of the Company (the “Board”) may from time to time determine. However, our senior credit facility limits the amount of dividends that we may pay. Any future determinations to pay cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, cash flows and other factors that our board of directors deems relevant.

Voting Rights

Each stockholder is entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. Stockholders do not have cumulative voting rights. The Company’s board of directors is not classified and each director is elected annually. The voting standard for the election of directors is a majority of votes cast in uncontested elections. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast.

Other Rights

We notify common stockholders of any stockholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and the holders of any of our then-outstanding preferred stock. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Stock Exchange

Our common stock is traded on the Nasdaq Global Select Market under the symbol “IART”.

Preferred Stock

Our Board has the authority to issue up to 15,000,000 shares of Preferred Stock from time to time in one or more series and with such rights and preferences as determined by the Board with respect to each series. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203 of the DGCL, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of our Certificate of Incorporation and our Bylaws

Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of our certificate of incorporation discussed above and Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our Board opposes but that a stockholder might consider to be in its best interest.

Special Meetings of Stockholders.

Our bylaws provide that a special meeting of our stockholders may only be called by (i) the chairman of our Board, (ii) the president or (iii) our Board.

Stockholder Action by Written Consent.

Our stockholders may act by written consent without a meeting, subject to the requirements in our bylaws for setting a record date for the written consent. Any stockholder seeking to have the stockholders authorize or take corporate action must request that our Board fix a record date. Such notice must include the same information required for a stockholder proposal and be submitted to our Board as described in our bylaws.

Size of Board of Directors and Vacancies.

Our bylaws provide that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our Board from time to time, but will not be less than three nor more than thirteen. Our bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may only be filled by a majority of the directors then in office whether or not the remaining directors constitute a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, the advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the 90th day prior to the date of such annual meeting (or, if later, then the 10th day following the day on which public disclosure of the date of such annual meeting was first made). The notice must set forth specific information regarding that stockholder and that business or director nominee, as described in our bylaws.

Amendment of Bylaws.

Our Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the stockholders or by the Board at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.

Forum Selection.
Our bylaws provide that a state court of the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders; (iii)  any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as each may be amended, from time to time); or (iv) any other action asserting a claim against the Company or any director or officer of the Company that is governed by or subject to the internal affairs doctrine for choice of law purposes. However, the forum selection provision does not apply to any claims, actions or proceedings arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the exclusive forum provisions in our bylaws.

Preferred Stock.

As discussed above under “General Matters—Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.